Exhibit 4.1

SUPPLEMENTAL INDENTURE

Dated as of December 6, 2006

to Indenture

Dated as of September 1, 2004

Among

CROWN EUROPEAN HOLDINGS SA, as Issuer,

the GUARANTORS named therein

and

WELLS FARGO BANK, N.A., as Trustee

SUPPLEMENTAL INDENTURE

         THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of December 6, 2006, and is between CROWN EUROPEAN HOLDINGS SA, a French société anonyme (the “Company”), and WELLS FARGO BANK, N.A., as trustee under the indenture referred to herein (the “Trustee”).

         WHEREAS, the Company, the Guarantors party thereto and the Trustee have heretofore duly executed and delivered an indenture dated as of September 1, 2004 (as supplemented or amended prior to the date hereof, the “Indenture”), pursuant to which the Company issued €460,000,000 aggregate principal amount of 6¼% First Priority Senior Secured Notes due 2011 (the “Notes”);

         WHEREAS, Section 8.02 of the Indenture provides that the Company, the Guarantors and the Trustee may, with certain exceptions, amend the Indenture, the Notes, the Note Guarantees (as defined in the Indenture) or any provision of any Security Document (as defined in the Indenture) or the Proceeds Sharing Agreement (as defined in the Indenture) with the consent of the Holders (as defined in the Indenture) of at least a majority in principal amount of the then outstanding Notes;

         WHEREAS, Crown Holdings, Inc., a Guarantor and the parent company of the Company (“Crown”), has distributed a Consent Solicitation Statement dated November 21, 2006 (the “Statement”) to the Holders of at least a majority of the outstanding principal amount of the Notes in connection with certain proposed amendments to the Indenture as described in the Statement (the “Proposed Amendments”); and

         WHEREAS, the Holders of at least a majority of the outstanding principal amount of the Notes have approved the Proposed Amendments;

         NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby covenants and agrees with the Trustee as follows:

1. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

2. Amendments to Section 1.01 of the Indenture.

                   (a)     The definition of “Consolidated Net Income” is hereby amended as follows: (i) by replacing the phrase “the net income of any Restricted Subsidiary” at the beginning of clause (4) with the phrase “the net income of any Restricted Subsidiary of such Person”; (ii) by deleting the word “and” at the end of clause (6); (iii) by replacing the period at the end of clause (7) with “; and”; and (iv) by inserting the following as a new clause (8):

“(8) (a) the amount of any write-off of deferred financing costs or of indebtedness issuance costs and the amount of charges related to any premium paid in connection with repurchasing or refinancing indebtedness shall be excluded and (b) all non-recurring expenses and charges relating to such repurchase or refinancing of indebtedness or relating to any incurrence of indebtedness, in each case, whether or not such transaction is consummated, shall be excluded.”

                   (b)     Clause (1) of the definition of “Permitted Collateral Liens” is hereby amended by replacing “$2,300,000,000” with “$2,500,000,000”.

3. Amendments to Section 4.10(b) of the Indenture.

                   (a)     Clause (4) of Section 4.10(b) is hereby amended to read in its entirety as follows:

“(4) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent held by employees or directors of Parent or any of its Restricted Subsidiaries pursuant to any management equity subscription agreement, stock option agreement or similar agreement or the acquisition of Equity Interests of Parent in open market purchases, or otherwise, for matching or other contributions to its employee stock purchase, deferred compensation, 401(k) and other employee benefit plans in the ordinary course of business; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (a) $25,000,000 in any twelve-month period plus (b) the aggregate cash proceeds received by Parent during such twelve-month period from any issuance of Equity Interests by Parent to employees and directors of Parent and its Restricted Subsidiaries;”

                   (b)     Clause (9) of Section 4.10(b) is hereby amended to read in its entirety as follows: “(9) [Intentionally omitted.]”

                   (c)     Clause (11) of Section 4.10(b) is hereby amended by replacing “$100,000,000” with “$200,000,000”.

4. The Indenture. This Supplemental Indenture is expressly made supplemental to and shall form a part of the Indenture and is made subject to all the conditions, covenants and warranties contained in the Indenture. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture. Each reference in the Indenture to “this Indenture”, “hereunder”, “hereof”, and words of like import referring to the Indenture and each reference in any other transaction document relating to the Indenture shall mean the Indenture as amended hereby.

5. Legend. There shall be stamped, overprinted, typed or otherwise noted on Notes authenticated and delivered after the date hereof the following legend:

“THE INDENTURE GOVERNING THIS NOTE HAS BEEN AMENDED BY A SUPPLEMENTAL INDENTURE DATED AS OF DECEMBER 6, 2006. REFERENCE IS MADE TO SUCH SUPPLEMENTAL INDENTURE FOR A STATEMENT OF THE AMENDED RIGHTS AND OBLIGATIONS OF THE COMPANY AND HOLDERS OF THE NOTES.”

6. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Indenture as hereby supplemented, or the due execution hereof by the Company, or the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

7. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, the United States of America, without regard to the principles of conflicts of laws.

8. Counterparts. This Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

9. Severability. If any court of competent jurisdiction shall determine that any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10. Further Instruments and Acts. Upon request of the Company, the Trustee will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Supplemental Indenture.

[SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date and year first written above.

COMPANY:

CROWN EUROPEAN HOLDINGS SA

By:	/s/ John W. Conway
Name: John W. Conway
Title: Directeur General Delegue

CROWN EUROPEAN HOLDINGS SA

By:	/s/ Alan W. Rutherford
Name: Alan W. Rutherford
Title: Directeur General Delegue

TRUSTEE:

WELLS FARGO BANK, N.A.

By:	/s/ Jeffrey T. Rose
Name: Jeffrey T. Rose
Title: Vice President

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